Exhibit 99.1

The TJX Companies, Inc. Reports Third Quarter FY09 Results; Updates Fourth Quarter and Full Year Outlook

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 11, 2008--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 25, 2008. Net sales for the third quarter of Fiscal 2009 increased 2% to $4.8 billion, and consolidated comparable store sales decreased 1% versus last year. Foreign currency exchange rates negatively impacted consolidated comparable store sales by two percentage points. Excluding the impact of foreign currency exchange rates, consolidated comparable store sales increased 1% for the third quarter. Net income from continuing operations for the third quarter was $254 million, and diluted earnings per share from continuing operations were $.58, compared with $.54 last year. There are several factors, primarily the impact of foreign currency exchange rates, impacting the comparability of earnings per share, which are detailed in a table below. Excluding these factors, adjusted diluted earnings per share from continuing operations for the third quarter were $.54, compared with the adjusted $.56 in the prior year.

For the first nine months of Fiscal 2009, net sales were $13.6 billion, a 5% increase over last year, and year-to-date consolidated comparable store sales increased 2% over the prior year. Net income from continuing operations was $664 million, and diluted earnings per share from continuing operations were $1.50 compared to $1.02 in the same period last year. There are several factors impacting the comparability of earnings per share, which are detailed in a table below. Excluding these factors, adjusted diluted earnings per share from continuing operations for the first nine months of Fiscal 2009 were $1.43, an 8% increase over the adjusted $1.32 for the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “As we have often said, we are fortunate to have an extremely flexible business model which gives us the ability to navigate through difficult environments. Given the challenging times, we believe our results speak to our ability to hold our own in tough business cycles. We are extremely focused on buying right and running with leaner-than-usual inventory levels, which has led to faster inventory turns and strong merchandise margins. In addition, we are very focused on tightening expenses. The fundamentals of our business remain strong as do our competitive and financial positions. Customer traffic is up across virtually all of our businesses, indicating that we are gaining market share through the strong values we offer our customers. In addition, as the retail landscape changes, we are seeing extremely advantageous real estate deals coming our way, which we believe will enhance our already strong competitive position. Further, we are pleased that our businesses with the greatest growth potential continue to perform extremely well in North America and Europe.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter				Third Quarter
	Comparable Store Sales				Net Sales ($ in millions)
	FY2009		FY2008		FY2009	FY2008
In the U.S.:
Marmaxx(a)	0%		-1%		$3,058	$3,009
HomeGoods	-5%		+4%		$383	$372
A.J. Wright	+5%		0%		$164	$151
In Canada:
Winners/HomeSense/StyleSense	-1%	(US$)	+15%	(US$)	$577	$559
	+5%	(C$)	+5%	(C$)
In Europe:
T.K. Maxx/HomeSense	-8%	(US$)	+13%	(US$)	$580	$568
	+4%	(GBP)	+6%	(GBP)

TJX	-1% +1%	(US$) (ex-FX)(b)	+3% +1%	(US$) (ex-FX)(b)	$4,762	$4,659
(a)Combination of T.J. Maxx and Marshalls (b)Excluding impact of foreign currency exchange rates

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, and Germany. The translation of foreign currency into U.S. dollars is impacted by changes in foreign exchange rates. While these impacts are usually not material, they can be meaningful if rates change significantly over short periods of time, as they did during the third quarter.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international divisions purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While this adjustment occurs every quarter, it is of much greater magnitude when there is significant volatility in currency exchange rates, as there was in the third quarter.

For this year’s third quarter, earnings per share were negatively impacted by $.02 per share due to foreign currency translation into U.S. dollars, and positively impacted by $.05 per share due to a mark-to-market adjustment for inventory-related hedging instruments. This benefit from the mark-to-market adjustment will reverse in the fourth quarter and reduce earnings per share by $.05 during that period. Overall, the net impact of foreign exchange rates in this year’s third quarter was a positive $.03 per share versus last year’s net negative $.02 per share impact from foreign exchange rates.

Reduction of Reserve Related to Previously Announced Computer Intrusion(s)

In the third quarter, the Company recorded a reduction in its reserve related to the computer intrusion(s), which resulted in an after-tax benefit of approximately $4 million, or $.01 per share. The reserve reflects the Company’s current estimation of probable losses arising from the computer intrusion(s), in accordance with generally accepted accounting principles. The Company continues to assess its potential exposure and the amount of its reserve based on ongoing developments.

Items Impacting Comparability in Third Quarter and Year-to-Date Results

There are several factors which impact the comparability of earnings per share, detailed in the table below:

	Third Quarter		Year-to-Date
	FY2009	FY2008	FY2009	FY2008
EPS from continuing operations, as reported	$0.58	$0.54	$1.50	$1.02
Adjusted for non-operating items:
Computer Intrusion Provision	(0.01)	-	(0.01)	0.28
Tax-Related Adjustments	-	-	(0.02)	-
Foreign Exchange:
Translation(a)	0.02	-	-	-
Adjustment on Inventory Hedges	(0.05)	0.02	(0.04)	0.02
Adjusted EPS from continuing operations	$0.54	$0.56	$1.43	$1.32
(a)Translation of foreign operations results into U.S. dollars; FY09 to FY08

Margins

For the third quarter of Fiscal 2009, the Company’s consolidated pretax profit margin from continuing operations was 8.8% compared with 8.7% last year. Excluding the impact of mark-to-market adjustments on inventory-related hedges (mentioned above) from both years, pretax profit margin declined by 0.9 percentage points. The gross profit margin from continuing operations for the Fiscal 2009 third quarter was 25.9%, which was 0.6 percentage points above the prior year primarily due to the mark-to-market adjustment in Fiscal 2009. Excluding the mark-to-market adjustments from both years, gross profit margin was 0.3 percentage points lower than last year as merchandise margins were essentially flat to last year’s very strong levels and were more than offset by the deleveraging effect from lower-than-expected sales. Selling, general and administrative costs as a percent of sales were 17.2%, a 0.6 percentage point increase from prior year due to the deleveraging effect of lower-than-expected sales, as well as certain favorable expense items last year which were not repeated this year.

Inventory

Total inventories as of October 25, 2008, were $3.3 billion, which is slightly down compared to the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at October 25, 2008, were down 6% versus being down 1% at the same time last year. Excluding the impact of foreign exchange, inventories were down 1% on a per-store basis versus a 3% decrease last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with the liquidity in its inventories, which positions it extremely well to take full advantage of the vast buying opportunities in the marketplace as it enters the important holiday selling season.

Share Repurchases

During the third quarter, the Company spent a total of $226 million in repurchases of TJX stock, retiring 7.2 million shares. For the first nine months of Fiscal 2009, the Company has spent a total of $676 million to repurchase TJX stock, retiring 21.2 million shares. It remains the Company’s plan to repurchase $900 million of TJX stock in Fiscal 2009. Given our excellent financial position and strong cash flow, the Company continues to be committed to its share repurchase program.

Discontinued Operations

The Company recorded an after-tax loss in the Fiscal 2009 third quarter of approximately $18 million, or $.04 per share, from the sale of Bob’s Stores on August 19, 2008, which was reported as a loss from discontinued operations. Historical results have been adjusted to reflect the Bob’s Stores business segment as discontinued operations. Accordingly, the loss on the sale and the operating losses related to Bob’s Stores will not impact results from continuing operations. Including the impact of discontinued operations, net income for the third quarter of Fiscal 2009 was $236 million and diluted earnings per share were $.54. For the first nine months of Fiscal 2009, including the impact of discontinued operations, net income was $630 million and diluted earnings per share were $1.42.

Updated Fourth Quarter Outlook

For the fourth quarter of Fiscal 2009, the Company now expects reported diluted earnings per share from continuing operations to be in the range of $.58 to $.62. There are several factors impacting the comparability of earnings per share, which are detailed in a table below. Excluding these factors, the Company expects adjusted diluted earnings per share from continuing operations to be in the range of $.68 to $.72, including an expected $.09 per share benefit from the 53rd week in the Company’s Fiscal 2009 calendar. This anticipated range is based upon estimated consolidated comparable store sales of approximately 0% to -2%, excluding the estimated negative five percentage point impact of foreign exchange.

	Fourth Quarter		Fourth Quarter
	FY2009	FY2008	FY2009	FY2008
	(14 Weeks)	(13 Weeks)	(13 Week-Basis)
Estimated EPS from continuing operations (reported basis)	$0.58 - $0.62	$0.67	$0.49 - $0.53	$0.67
Adjusted for non-operating items:
Computer Intrusion Provision	-	(0.02)	-	(0.02)
Foreign Exchange:
Translation(a)	0.05	-	0.05	-
Adjustment on Inventory Hedges	0.05	(0.02)	0.05	(0.02)
Adjusted estimated EPS from continuing operations	$0.68 - $0.72	$0.63	$0.59 - $0.63	$0.63
(a)Translation of foreign operations results into U.S. dollars; FY09 to FY08

Updated Full Year Fiscal 2009 Outlook

For Fiscal 2009, the Company now expects reported diluted earnings per share from continuing operations to be in the range of $2.07 to $2.11. Similarly to the fourth quarter, there are several factors that impact the comparability of earnings per share, which are detailed in a table below. Excluding these factors, the Company expects adjusted diluted earnings per share from continuing operations in the range of $2.11 to $2.15, including an expected $.09 per share benefit from the 53rd week in the Company’s Fiscal 2009 calendar. This anticipated range is based upon an estimated consolidated comparable store sales increase of approximately 1%, excluding the estimated one percentage point negative impact of foreign exchange rates.

	Full Year		Full Year
	FY2009	FY2008	FY2009	FY2008
	(53 Weeks)	(52 Weeks)	(52 Week-Basis)
Estimated EPS from continuing operations (reported basis)	$2.07 - $2.11	$1.68	$1.98 - $2.02	$1.68
Adjusted for non-operating items:
Computer Intrusion Provision	(0.01)	0.25	(0.01)	0.25
Tax-Related Adjustments	(0.02)	-	(0.02)	-
Foreign Exchange:
Translation(a)	0.06	-	0.06	-
Adjustment on Inventory Hedges	0.01	(0.01)	0.01	(0.01)
Adjusted estimated EPS from continuing operations	$2.11 - $2.15	$1.92	$2.02 - $2.06	$1.92
(a)Translation of foreign operations results into U.S. dollars; FY09 to FY08

Stores by Concept

During the third quarter, the Company added a total of 66 stores and increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	859	872	25.5	25.9
Marshalls	787	807	25.0	25.5
HomeGoods	297	315	7.3	7.8
A.J. Wright	132	135	3.4	3.4
In Canada:
Winners	196	199	5.7	5.8
HomeSense	73	75	1.8	1.8
StyleSense	-	2	-	-
In Europe:
T.K. Maxx	231	235	7.3	7.4
HomeSense	6	7	0.1	0.3

TJX	2,581	2,647	76.1	78.0

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 872 T.J. Maxx, 807 Marshalls, 315 HomeGoods, and 135 A.J. Wright stores in the United States. In Canada, the Company operates 199 Winners, 75 HomeSense, and 2 StyleSense stores, and in Europe, 235 T.K. Maxx and 7 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2009 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2009 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, November 18, 2008.

November Fiscal 2009 Sales Recording

Additionally, the Company expects to release its November 2008 sales results on Thursday, December 4, 2008, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 11, 2008.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: effects of current economic environment; matters relating to the computer intrusion(s) including potential losses that could differ from our reserve, potential effects on our reputation and sales, compliance with orders, and other consequences to the value of our Company and related value of our stock; our ability to successfully expand our store base and increase comparable store sales; risks of expansion and costs of contraction; risks inherent in foreign operations; our ability to successfully implement our opportunistic buying strategies and to manage our inventories effectively; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; availability of store and distribution center locations on suitable terms; our ability to recruit and retain associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute our share repurchase program; availability and cost of financing; general economic conditions, including fluctuations in the price of oil; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; issues with merchandise quality and safety; import risks; adverse outcomes for any significant litigation; compliance with and changes in laws and regulations and accounting rules and principles; adequacy of reserves; asset impairments and other charges; closing adjustments; failure to meet market expectations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 25, 2008	October 27, 2007	October 25, 2008	October 27, 2007

Net sales	$4,761,530	$4,658,718	$13,619,480	$12,944,850

Cost of sales, including buying and occupancy costs	3,528,009	3,480,607	10,234,044	9,768,898
Selling, general and administrative expenses	816,814	771,737	2,330,487	2,191,394
Provision (credit) for Computer Intrusion related costs	(7,000)	-	(7,000)	215,922
Interest expense (income), net	5,449	3,053	9,764	(423)

Income from continuing operations before provision for income taxes	418,258	403,321	1,052,185	769,059
Provision for income taxes	164,141	152,060	387,995	290,490

Income from continuing operations	254,117	251,261	664,190	478,569

Income (loss) from discontinued operations, net of income taxes	(18,268)	(1,800)	(34,269)	(7,968)
Net income	$235,849	$249,461	$629,921	$470,601

Diluted earnings per share:
Income from continuing operations	$0.58	$0.54	$1.50	$1.02
Net income	$0.54	$0.54	$1.42	$1.00

Cash dividends declared per share	$0.11	$0.09	$0.33	$0.27
Weighted average common shares – diluted (in thousands)	440,749	464,534	445,763	472,286

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 25, 2008	October 27, 2007

ASSETS
Current assets:
Cash and cash equivalents	$387.4	$388.1
Accounts receivable and other current assets	595.7	533.1
Merchandise inventories	3,279.3	3,364.5

Total current assets	4,262.4	4,285.7

Property and capital leases, net of depreciation	2,180.3	2,236.5
Other assets	166.2	237.0
Goodwill and tradename, net of amortization	179.5	183.0

TOTAL ASSETS	$6,788.4	$6,942.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,758.2	$1,819.1
Accrued expenses and other liabilities	1,466.3	1,313.0

Total current liabilities	3,224.5	3,132.1

Other long-term liabilities	589.1	829.2
Non-current deferred income taxes, net	99.8	-
Long-term debt	748.6	839.3

Shareholders’ equity	2,126.4	2,141.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,788.4	$6,942.2

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 25, 2008	October 27, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$629.9	$470.6
Depreciation and amortization	301.0	272.3
Deferred income tax provision (benefit)	26.9	(71.7)
Amortization of stock compensation expense	38.1	42.3
(Increase) in accounts receivable and other assets	(57.8)	(110.1)
(Increase) in merchandise inventories	(738.3)	(710.0)
Increase in accounts payable	349.7	399.6
Increase in accrued expenses and other liabilities	157.9	246.1
Other	19.4	39.0

Net cash provided by operating activities	726.8	578.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(443.0)	(406.1)
Other	(0.2)	0.6
Net cash (used in) investing activities	(443.2)	(405.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of short-term debt	105.9	-
Payments for repurchase of common stock	(667.1)	(639.3)
Proceeds from sale and issuance of common stock	141.1	103.5
Cash dividends paid	(131.1)	(112.3)
Other	17.5	4.7
Net cash (used in) financing activities	(533.7)	(643.4)

Effect of exchange rate changes on cash	(95.1)	2.2

Net (decrease) in cash and cash equivalents	(345.2)	(468.6)
Cash and cash equivalents at beginning of year	732.6	856.7

Cash and cash equivalents at end of period	$387.4	$388.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 25, 2008	October 27, 2007	October 25, 2008	October 27, 2007

Net sales:
Marmaxx	$3,058,207	$3,008,842	$8,817,687	$8,553,973
Winners and HomeSense	576,971	558,903	1,604,049	1,419,707
T.K. Maxx	579,775	567,924	1,622,586	1,495,032
HomeGoods	382,864	371,775	1,096,726	1,032,181
A.J. Wright	163,713	151,274	478,432	443,957
	$4,761,530	$4,658,718	$13,619,480	$12,944,850

Segment profit (loss):
Marmaxx	$278,661	$309,413	$855,222	$834,042
Winners and HomeSense	109,782	68,493	211,068	142,884
T.K. Maxx	48,212	39,883	63,420	60,709
HomeGoods	14,675	25,088	25,738	44,174
A.J. Wright	(788)	(2,272)	(2,438)	(6,968)
	450,542	440,605	1,153,010	1,074,841

General corporate expenses	33,835	34,231	98,061	90,283
Provision (credit) for Computer Intrusion related costs	(7,000)	-	(7,000)	215,922
Interest expense (income), net	5,449	3,053	9,764	(423)
Income from continuing operations before provision for income taxes	$418,258	$403,321	$1,052,185	$769,059

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the third quarter ended October 25, 2008, TJX repurchased 7.2 million shares of its common stock at a cost of $226 million. On a year to date basis, through October 25, 2008, TJX has repurchased 21.2 million shares of its common stock at a cost of $676 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases. The third quarter repurchases completed the $1 billion stock repurchase program, approved by the Board of Directors in January 2007 and resulted in the repurchase of 6.2 million shares at a cost of $190 million under the $1 billion stock repurchase approved by the Board of Directors in February 2008.

2. On August 19, 2008, the Company sold its Bob’s Stores division to private equity firms, Versa Capital Management and Crystal Capital. TJX recorded an after-tax loss in the third quarter of approximately $18 million, or $0.04 per share from the sale of Bob’s Stores, which has been reported as a loss from discontinued operations. In addition, all of TJX’s historical results have been adjusted to reclassify the Bob’s Stores segment results, after tax, as discontinued operations. On a year to date basis, the current year’s historical operating loss of Bob’s Stores through the date of sale together with the loss from the sale of this division, amounted to a loss from discontinued operations of $34 million, or $0.08 per share.

3. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the “Computer Intrusion”), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

TJX was not able to reasonably estimate the losses it would incur as a result of the Computer Intrusion until the second quarter of fiscal 2008. Prior to establishing this reserve, TJX expensed the costs related to the Computer Intrusion as incurred. Last year’s total provision for Computer Intrusion related costs for the nine months ended October 27, 2007 amounted to a pre-tax charge of $216 million, which reduced net income by $130 million, or $0.28 per share. The company continues to evaluate its reserve and as result of ongoing negotiations, settlement of disputes and other matters the company currently estimates the ultimate cost of the Computer Intrusion will be less than the amounts previously expensed. As a result, the third quarter and nine months ended October 25, 2008 reflect the benefit of $7 million (pre-tax) credit for Computer Intrusion related costs, which increased net income by approximately $4 million, or $0.01 per share.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323